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[LETTERHEAD OF ORTHOVITA]

                                                                    EXHIBIT 10.1

March 12, 1999

Maarten Persenaire, M.D.
310 Whitetail Drive
Chagrin Falls, OH 44022

Dear Maarten:

It was a pleasure meeting you and I am delighted that you have chosen to join Orthovita. You will, no doubt, bring solid experience to the management team here, and I am sure you will enjoy the environment at Orthovita and your re-location to the Philadelphia area and all it offers.

The following confirms our discussion regarding your employment by Orthovita:

1. Position: Vice President, Medical Affairs, Worldwide. Your prime responsibility will be clinical affairs directly reporting to me. You will be a member of the executive management team and will work with me to define the strategic opportunities for Orthovita.

2.   Reporting Relationship: To the CEO/President of Orthovita

3. Compensation: $170,000 per annum with an annual salary grade review, and participation in the Executive Compensation Plan for Vice President level, with a 30% bonus opportunity based upon performance criteria established on Company and individual performance (bonus criteria to be described as part of this agreement). Year-end bonus can be in cash and/or stock options at your discretion.

4. Stock Options in Orthovita: The current plan approved at the last meeting of the Board of Directors changed the vesting period to 25% each year for 4 years beginning on the anniversary of you employment date. Although I indicated that I was not sure that this had taken effect, it has been initiated since the year-end grants were awarded this past January. Thus, you will received a 50,000 stock option grant at the current price of $4.00 per share with the vesting as stated above. Additional options may be granted at the discretion of the CEO/President and Board of Directors.

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Maarten Persenaire, M.D.
March 12, 1999
Page 2

5.   Car Allowance: $600 per month

6. Employee Benefits: Participation in all Executive benefit plans generally available. Benefits to include but not be limited to Blue Cross Personal Choice Medical; MetLife Dental; Pharmacare Prescription; 401(k); Life Insurance ($500,000 minimum); Long-Term Disability; and so on. Four weeks of vacation and normal holidays.

7. Start Date and Term of Employment: Start date on or mid April with a to be agreed upon relocation package.

8. Severance: In the event of involuntary termination without cause by Orthovita or its successor, you will receive 9 months salary as a severance benefit. Additionally, you will be able to continue your participation in any short-term and long-term incentive compensation and benefit programs generally established for the Company's executives.

9. Change of Control: In the event of change of control of Orthovita, all granted options or any other granted equity-type shares or rights shall vest immediately. The terms of this agreement shall remain in force.

Approved for Orthovita Inc.

/s/ David S. Joseph                            /s/ Maarten Persenaire
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David S. Joseph                                Maarten Persenaire, M.D.
President

March 12, 1999                                 March 12, 1999
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Date                                           Date